                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                        ------


                           SUIZA FOODS CORPORATION
                     ----------------------------------
                              (Name of Issuer)


                   COMMON STOCK, PAR VALUE $.01 PER SHARE
                     ----------------------------------
                       (Title of Class of Securities)


                                865077 10 1
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)

CUSIP No. 865077 10 1             SCHEDULE 13G             Page 2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ROBERT L. KAMINSKI
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
     NOT APPLICABLE
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES CITIZEN
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     684,518
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      NOT APPLICABLE
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  684,518
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  NOT APPLICABLE
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     684,518
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     NOT APPLICABLE
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

ITEM 1(a).  NAME OF ISSUER

            SUIZA FOODS CORPORATION
-------------------------------------------------------------------------------
ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            3811 TURTLE CREEK, SUITE 1300
            DALLAS, TEXAS 75219
-------------------------------------------------------------------------------
ITEM 2(a).  NAME OF PERSON(S) FILING

            ROBERT L. KAMINSKI
-------------------------------------------------------------------------------
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            3811 TURTLE CREEK, SUITE 1300
            DALLAS, TEXAS 75219
-------------------------------------------------------------------------------
ITEM 2(c).  CITIZENSHIP

            UNITED STATES CITIZEN
-------------------------------------------------------------------------------
ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            COMMON STOCK, PAR VALUE $.01 PER SHARE
-------------------------------------------------------------------------------
ITEM 2(e).  CUSIP NUMBER

            865077 10 1
-------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

         NOT APPLICABLE
-------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        684,518
    ---------------------------------------------------------------------------
    (b) Percent of Class:
        6.4%
    ---------------------------------------------------------------------------
    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              684,518
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              NOT APPLICABLE
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              684,518
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              NOT APPLICABLE
              -----------------------------------------------------------------

                                  SCHEDULE 13G

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE
-------------------------------------------------------------------------------
ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE
-------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE
-------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE
-------------------------------------------------------------------------------
ITEM 10. CERTIFICATION

         NOT APPLICABLE
-------------------------------------------------------------------------------

                                 SCHEDULE 13G


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   By:   /s/ Robert K. Kaminski
                                         -----------------------------------
                                           Robert K. Kaminski

                                   Date: February 10, 1997.